Exhibit 4.2

    FORTREA HOLDINGS INC.
AMENDED AND RESTATED BYLAWS
As Adopted and Effective
on June 29, 2023

TABLE OF CONTENTS

Page

STOCKHOLDERS MEETINGS	1
1. Time and Place of Meetings.	1
2. Annual Meetings	1
3. Special Meetings.	1
4. Notice of Meetings.	1
5. Inspectors	2
6. Quorum	2
7. Voting; Proxies.	2
8. Order of Business	3
9. Notice of Stockholder Proposals.	4
10. Notice of Director Nominations.	7
11. Additional Provisions Relating to the Notice of Stockholder Business and Director Nominations.	11
12. Record Dates.	12
13. Adjournments	13
14. Voting List	13
DIRECTORS	14
15. Function	14
16. Number, Election and Terms	14
17. Vacancies and Newly Created Directorships.	14
18. Removal.	15
19. Resignation.	15
20. Regular Meetings.	15
21. Special Meetings	15
22. Quorum	15
23. Participation in Meetings by Remote Communications	15
24. Committees	16
25. Compensation	16
26. Rules	16
27. Chairman of the Board.	16
NOTICES	17
28. Generally.	17
29. Waivers	18
OFFICERS	18
30. Generally.	18
31. Compensation	19
32. Succession.	19
33. Authority and Duties	20
STOCK	20
    (i)

TABLE OF CONTENTS
(continued)
Page

34. Certificates	20
35. Transfer	20
36. Lost, Stolen or Destroyed Certificates.	20
GENERAL	21
37. Fiscal Year.	21
38. Reliance Upon Books, Reports and Records	21
39. Amendments	21
40. Electronic Signatures.	21
41. Certain Defined Terms	22

    (ii)

STOCKHOLDERS MEETINGS
1.Time and Place of Meetings. All meetings of stockholders will be held at such time and place, within or without the State of Delaware, as may be designated by the Board of Directors (the “Board”) of Fortrea Holdings Inc., a Delaware corporation (the “Company”), from time to time or, in the absence of a designation by the Board, by the Chairman, the Chief Executive Officer or the Secretary, and stated in the notice of the meeting. Notwithstanding the foregoing, the Board may, in its sole discretion, determine that a meeting of stockholders will not be held at any place, but may instead be held by means of remote communications, subject to such guidelines and procedures as the Board may adopt from time to time in accordance with the General Corporation Law of the State of Delaware, as amended (the “DGCL”). The Board may cancel or reschedule to an earlier or later date any previously scheduled annual or special meeting of stockholders.
2.Annual Meetings. At each annual meeting of stockholders, the stockholders will elect the directors from the nominees for director to succeed those directors whose terms expire at such meeting and will transact such other business as may properly be brought before the meeting in accordance with Bylaws 8, 9, 10 and 11.
3.Special Meetings.
(a)General. A special meeting of stockholders may be called only (i) by the Chairman, (ii) by the Chief Executive Officer, or (iii) by the Secretary acting at the request of the Chairman, the Chief Executive Officer or a majority of the total number of directors that the Company would have if there were no vacancies on the Board (the “Whole Board”), in each case to transact only such business as is specified in the notice of the meeting or authorized by a majority of the Whole Board to be brought before the meeting. For the avoidance of doubt, stockholders shall not be permitted to propose business to be brought before a special meeting of stockholders.
(b)Meetings of Preferred Stockholders. Notwithstanding the foregoing provisions of this Bylaw 3, special meetings of holders of any outstanding Preferred Stock may be called in the manner and for the purposes provided in the applicable Preferred Stock Designation.
4.Notice of Meetings. Written notice of every meeting of stockholders, stating the place, if any, date and time thereof, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, will be given, in a form permitted by Bylaw 27 or by the DGCL, not less than ten nor more than 60 calendar days before the date of the meeting to each stockholder of record entitled to vote at such meeting, except as otherwise provided by law. When a meeting is adjourned to another place, date, or time, notice need not be given of the adjourned meeting if the place, if any, date and time thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting, are provided in a manner permitted by Section 222 of the DGCL (or any successor provision); provided, however, that if the adjournment is for more than 30 calendar days, or if after the adjournment a new record date is fixed for the adjourned meeting, written notice of the place, if any, date and time thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting, must be given in conformity herewith or as otherwise provided or permitted by the DGCL.
5.Inspectors. The Board will, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Board may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the presiding officer of the meeting will appoint one or more inspectors to act at the meeting.
6.Quorum. Except as otherwise provided by law or in a Preferred Stock Designation, the holders of a majority in voting power of the shares of stock issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, will constitute a quorum at a meeting of stockholders for the transaction of business thereat. A quorum, once established, will not be broken by the subsequent withdrawal of enough votes to leave less than a quorum. If, however, such a quorum shall not be present or represented at any meeting of the stockholders, the presiding officer of the meeting shall have the power to adjourn the meeting from time to time, in the manner provided in Bylaw 13, until a quorum is present or represented.
7.Voting; Proxies.
(a)General. Except as otherwise provided by law, by the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), or in a Preferred Stock Designation, each stockholder will be entitled at every meeting of the stockholders to one vote for each share of stock having voting power standing in the name of such stockholder on the books of the Company on the record date for the meeting and such votes may be cast either in person or by proxy. Every proxy must be authorized in a manner permitted by Section 212 of the DGCL (or any successor provision). Any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white, which shall be reserved for exclusive use by the Board.
(b)Required Vote for Stockholder Action. When a quorum is present at any meeting of stockholders and except as otherwise provided by law, the Certificate of Incorporation, these Bylaws or in a Preferred Stock Designation, the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter will be the act of the stockholders with respect to all matters other than the election of directors.
(c)Required Vote and Procedures for Election of Directors.
(i)Except as set forth below, election of directors at all meetings of the stockholders at which directors are to be elected shall be by ballot, and, subject to the rights of the holders of any series of Preferred Stock, a majority of the votes cast at any meeting for the election of directors at which a quorum is present shall elect directors. For purposes of this

Bylaw, a majority of votes cast shall mean that the number of shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election. Votes cast shall include votes against in each case and exclude abstentions and broker nonvotes with respect to that director’s election. Notwithstanding the foregoing, in the event of a “contested election” of directors, directors shall be elected by the vote of a plurality of the votes cast at any meeting for the election of directors at which a quorum is present. For purposes of this Bylaw, a “contested election” shall mean any election of directors in which the number of candidates for election as directors exceeds the number of directors to be elected.
(ii)If a nominee for director who is an incumbent director is not elected and no successor has been elected at such meeting, the director shall promptly tender his or her resignation to the Board of Directors in accordance with the agreement contemplated by Bylaw 7(c)(iii). The Nominating and Corporate Governance Committee shall make a recommendation to the Board of Directors as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board of Directors shall act on the tendered resignation, taking into account the Nominating and Corporate Governance Committee’s recommendation, and publicly disclose (by a press release, a filing with the Securities and Exchange Commission or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results.
(iii)The Board shall nominate for election or re-election as director only candidates who agree to tender, promptly following the annual meeting at which they are elected or re-elected as director, irrevocable resignations that will be effective upon the Board’s acceptance of such resignation in the Board’s exclusive discretion. In addition, the Board shall fill director vacancies and new directorships only with persons who agree to tender, promptly following their appointment to the Board, irrevocable resignations that will be effective upon the Board’s acceptance of such resignation in the Board’s exclusive discretion.
8.Order of Business. The Chairman, or an officer of the Company designated from time to time by a majority of the Whole Board, will call meetings of stockholders to order and will act as presiding officer thereof. The presiding officer of any meeting may adjourn, recess and convene any meeting of stockholders. Unless otherwise determined by the Board prior to the meeting, the presiding officer of any meeting of stockholders will also determine the order of business and have the authority in his or her sole discretion to determine the rules of procedure and regulate the conduct of the meeting, including without limitation by: (a) imposing restrictions on the persons (other than stockholders of the Company or their duly appointed proxy holders) that may attend the meeting; (b) ascertaining whether any stockholder or his or her proxy holder may be excluded from the meeting based upon any determination by the presiding officer, in his or her sole discretion, that any such person has disrupted the proceedings thereat; (c) determining the circumstances in which any person may make a statement or ask questions at the meeting; (d) ruling on all procedural questions that may arise during or in connection with the meeting; (e) determining whether any nomination or business proposed to be brought before the meeting has been properly brought before the meeting; and (f) determining the time or times at which the polls for voting at the meeting will be opened and closed.

9.Notice of Stockholder Proposals.
(a)Business to Be Conducted at Annual Meeting. At an annual meeting of stockholders, only such business may be conducted as has been properly brought before the meeting. To be properly brought before an annual meeting, business (other than the nomination of a person for election as a director, which is governed by Bylaw 10, and, to the extent applicable, Bylaw 11), must (i) be brought before the meeting by or at the direction of the Board, (ii) otherwise be properly brought before the meeting by a stockholder who (A) has complied with all applicable requirements of this Bylaw 9 and Bylaw 11 in relation to such business, (B) was a stockholder of record of the Company at the time of giving the notice required by Bylaw 11(a) and is a stockholder of record of the Company at the time of the annual meeting, and (C) is entitled to vote at the annual meeting, and (iii) relate to an item of business that is a proper subject to stockholder action under applicable law. For the avoidance of doubt, the foregoing clause (ii) will be the exclusive means for a stockholder to submit business before an annual meeting of stockholders (other than proposals properly made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (such act, and the rules and regulations promulgated thereunder, the “Exchange Act”) and included in the notice of meeting given by or at the direction of the Board).
(b)Required Form for Stockholder Proposals. To be in proper form, a stockholder’s notice to the Secretary must set forth in writing, on the form provided to the stockholder upon written request to the Secretary and verification that the requesting party is a stockholder or is acting on behalf of a stockholder, including the following information, which must be updated and supplemented, if necessary, so that the information provided or required to be provided will be true and correct on the record date of the annual meeting and as of such date that is five business days prior to the annual meeting or any adjournment or postponement thereof; which update shall be delivered to the Secretary no later than two business days after the record date for the annual meeting and not later than three business days prior to the date of the annual meeting.
(i)Information Regarding the Proposing Person. As to each Proposing Person (as such term is defined in Bylaw 11(d)(ii)):
(A)the name and address of such Proposing Person, as they appear on the Company’s stock transfer book;
(B)the class, series and number of shares of the Company directly or indirectly beneficially owned or held of record by such Proposing Person (including any shares of any class or series of the Company as to which such Proposing Person has a right to acquire beneficial ownership, whether such right is exercisable immediately or only after the passage of time);
(C)a representation (1) that the stockholder giving the notice is a holder of record of stock of the Company entitled to vote at the annual meeting and intends to appear at the annual meeting to bring such business before the annual meeting, (2) as to whether any Proposing Person intends, or is part of a group that intends, to deliver a proxy statement and form of proxy to holders of at least the percentage of shares of the Company entitled to vote and required to approve the proposal and, if so, identifying such Proposing Person and (3) as to whether any Proposing Person intends to engage in or be a participant in a solicitation (within the meaning of Rule 14a-1(l) under the Exchange Act) with respect to the proposal and, if so, the name of each participant (as defined in Item 4 of Schedule 14A under the Exchange Act) in such solicitation;
(D)the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (together, a “Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of shares of the Company, or any contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of the Company, including due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value, dividend or amount of dividend, or volatility of any class or series of shares of the Company, whether or not such instrument, contract or right shall be subject to settlement in the underlying class or series of shares of the Company, through the delivery of cash or other property, or otherwise, and without regard to whether the Proposing Person may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Company (any of the foregoing, a “Derivative Instrument”), and a description of any agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) that has been made by or on behalf of such Proposing Person, the effect or intent of any of the foregoing being to mitigate loss to, to reduce the economic risk (of ownership or otherwise) for, or to manage risk of stock price changes for, any Proposing Person or to increase the voting power or pecuniary or economic interest of such Proposing Person with respect to stock of the Company, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any class or series of shares of the Company, including without limitation any “put equivalent position” (as such term is defined in Rule 16a-1(h) under the Exchange Act) related to any shares of any class or series of shares of the Company (any of the foregoing, a “Short Interest”); provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination, or otherwise include rights with an exercise or conversion privilege that is not fixed; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer;
(E)any proportionate interest in shares of the Company or Derivative Instruments or Short Interests held, directly or indirectly, by a general or limited partnership in which the Proposing Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership;
(F)any proxy, contract, agreement, arrangement, understanding or relationship pursuant to which the Proposing Person has a right to vote any shares of the Company or which has the effect of increasing or decreasing the voting power of such Proposing Person;
(G)any contract, agreement, arrangement, understanding or relationship including any repurchase or similar so called “stock borrowing” agreement or arrangement, the purpose or effect of which is to mitigate loss, reduce economic risk or increase or decrease voting power with respect to any capital stock of the Company or which provides any party, directly or indirectly, the opportunity to profit from any decrease in the price or value of the capital stock of the Company;
(H)any material pending or threatened legal proceeding involving the Company, any affiliate of the Company or any of their respective directors or officers, to which such Proposing Person or its affiliates is a party or has a material interest (excluding an interest that is substantially the same as all stockholders);
(I)any rights directly or indirectly held of record or beneficially by the Proposing Person to dividends on the shares of the Company that are separated or separable from the underlying shares of the Company;
(J)any equity interests (including any equity interests as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future) or any Derivative Instruments or Short Interests in any competitor (as defined in Section 8 of the Clayton Antitrust Act of 1914, as amended) of the Company held by such Proposing Person, such beneficial owner and their respective affiliates or associates or others acting in concert therewith;
(K)all information that would be required to be set forth in a Schedule 13D filed pursuant to Rule 13d-1(a) or an amendment pursuant to Rule 13d-2(a) if such a statement were required to be filed under the Exchange Act and the rules and regulations promulgated thereunder by the Proposing Person, if any;
(L)any performance-related fees (other than an asset-based fee) to which the Proposing Person or any affiliate or immediate family member of the Proposing Person may be entitled as a result of any increase or decrease in the value of shares of the Company or Derivative Interests;

(M)an accounting of any equity interests, including any convertible, derivative or short interests, in any competitor, as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914, as amended, of the Company; and
(N)any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required pursuant to Section 14(a) of the Exchange Act to be made in connection with a general solicitation of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting.
(ii)Information Regarding the Proposal. As to each item of business that the stockholder giving the notice proposes to bring before the annual meeting:
(A)a description in reasonable detail of the business desired to be brought before the annual meeting and the reasons why such stockholder or any other Proposing Person believes that the taking of the action or actions proposed to be taken would be in the best interests of the Company and its stockholders;
(B)a description in reasonable detail of any material interest of any Proposing Person in such business and a description in reasonable detail of all agreements, arrangements and understandings among the Proposing Persons or between any Proposing Person and any other person or entity (including their names) in connection with the proposal; and
(C)the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment).
(iii)Additional Information. The Company may require any Proposing Person to furnish such other information as may be reasonably required by the Company or one of its representatives in good faith to determine such Proposing Person’s compliance with these Bylaws or the accuracy and completeness of any notice or solicitation given or made on behalf of such Proposing Person. Such Proposing Person shall provide such other information within ten calendar days after the Company has requested such other information.
(c)No Right to Have Proposal Included. A stockholder is not entitled to have its proposal included in the Company’s proxy materials solely as a result of such stockholder’s compliance with the foregoing provisions of this Bylaw 9.
(d)Requirement to Attend Annual Meeting. If a stockholder does not appear at the annual meeting to present its proposal, such proposal will be disregarded (notwithstanding that proxies in respect of such proposal may have been solicited, obtained or delivered).
10.Notice of Director Nominations.
(a)Nomination of Directors. Subject to the rights, if any, of any series of Preferred Stock to nominate or elect directors under circumstances specified in a Preferred Stock Designation, only persons who are nominated in accordance with the procedures set forth in this

Bylaw 10 will be eligible to serve as directors. Nominations of persons for election as directors of the Company may be made only at an annual meeting of stockholders and only (i) by or at the direction of the Board or (ii) by a stockholder who (A) has complied with all applicable requirements of this Bylaw 10 and Bylaw 11 in relation to such nomination, (B) was a stockholder of record of the Company at the time of giving the notice required by Bylaw 11(a) and is a stockholder of record of the Company at the time of the annual meeting, (C) is entitled to vote at the annual meeting and (D) subject to Bylaw 11, has nominated a number of nominees that does not exceed the number of directors that will be elected at such meeting. In addition to the requirements of this Bylaw 10 with respect to any nomination proposed to be made at an annual meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act (including Rule 14a-19 promulgated thereunder) and the DGCL with respect to any such nomination.
(b)Required Form for Director Nominations. To be in proper form, a stockholder’s notice to the Secretary must set forth in writing, on the form provided to the stockholder upon written request to the Secretary and verification that the requesting party is a stockholder or is acting on behalf of a stockholder:
(i)Information Regarding the Nominating Person. As to each Nominating Person (as such term is defined in Bylaw 11(d)(iii)):
(A)the information set forth in Bylaw 9(b)(i) (except that for purposes of this Bylaw 10, the term “Nominating Person” will be substituted for the term “Proposing Person” in all places where it appears in Bylaw 9(b)(i), the term “elect” will be substituted for the term “approve” and any reference to “business” or “proposal” therein will be deemed to be a reference to the “nomination” or “nominee” contemplated by this Bylaw 10(b), as the context requires).
(B)a written representation as to whether such Nominating Person intends, or is part of a group that intends, to solicit proxies in support of director nominees other than the nominees of the Board or a duly authorized committee thereof in accordance with Rule 14a-19 under the Exchange Act; and
(C)for any Nominating Person that the stockholder’s notice indicates intends, or is part of a group that intends, to solicit proxies in support of director nominees other than the nominees of the Board or a duly authorized committee thereof in accordance with Rule 14a-19 under the Exchange Act, a written agreement (in substantially the form provided by the Secretary upon written request), on behalf of such Nominating Person and any group of which it is a member, pursuant to which such Nominating Person acknowledges and agrees that (1) the Company shall disregard any proxies or votes solicited for the Nominating Person’s nominees if such Nominating Person (i) notifies the Company that such Nominating Person no longer intends, or is part of a group that no longer intends, to solicit proxies in support of director nominees other than the nominees of the Board or a duly authorized committee thereof in accordance with Rule 14a-19 under the Exchange Act or (ii) fails to comply with Rules 14a-19(a)(2) and (3) under the Exchange Act, and (2) if any Nominating Person provides notice pursuant to Rule 14a-19(a)(1) under the Exchange Act, such Nominating Person shall deliver to the Secretary, no later than five business days prior to the applicable meeting, reasonable documentary evidence (as determined by the Company or one of its representatives in good faith) that the requirements of Rule 14a-19(a)(3) under the Exchange Act have been satisfied.
The Company may require any Nominating Person to furnish such other information as may be reasonably required by the Company or one of its representatives in good faith to determine such Nominating Person’s compliance with these Bylaws or the accuracy and completeness of any notice or solicitation given or made on behalf of such Nominating Person. Such Nominating Person shall provide such other information within ten calendar days after the Company has requested such other information.
(ii)Information Regarding the Nominee: As to each person whom the stockholder giving notice proposes to nominate for election as a director:
(A)all information with respect to such proposed nominee that would be required to be set forth in a stockholder’s notice pursuant to Bylaw 9(b)(i) if such proposed nominee were a Nominating Person;
(B)all information relating to such proposed nominee that would be required to be disclosed in a proxy statement or other filing required pursuant to Section 14(a) under the Exchange Act to be made in connection with a general solicitation of proxies for an election of directors in a contested election (including such proposed nominee’s written consent to be named in the proxy materials as a nominee and to serve as a director if elected);
(C)a reasonably detailed description of all direct and indirect compensation and other material monetary agreements, arrangements or understandings during the past three years, any other material relationships, between or among such Nominating Person and its affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee and his or her affiliates, associates or others acting in concert therewith, on the other hand, including all information that would be required to be disclosed pursuant to Items 403 and 404 under Regulation S-K if the stockholder giving the notice or any other Nominating Person were the “registrant” for purposes of such rule and the proposed nominee were a director or executive officer of such registrant;
(D)a completed questionnaire (in the form provided by the Secretary upon written request) with respect to the identity, background and qualification of the proposed nominee and the background of any other person or entity on whose behalf the nomination is being made; and
(E)a written representation and agreement (in the form provided by the Secretary upon written request) that the proposed nominee (1) is qualified and if elected intends to serve as a director of the Company for the entire term for which such proposed nominee is standing for election, (2) is not and will not become a party to (x) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how the proposed nominee, if elected as a director of the Company, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the

Company or (y) any Voting Commitment that could limit or interfere with the proposed nominee’s ability to comply, if elected as a director of the Company, with the proposed nominee’s fiduciary duties under applicable law, (3) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (4) if elected as a director of the Company, the proposed nominee would be in compliance and will comply, with all applicable publicly disclosed corporate governance, ethics, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Company(including without limitation the policy set forth in Bylaw 7(c)(iii) and the related agreement of the proposed nominee to tender, promptly following the meeting at which he or she is elected as director, an irrevocable resignation that will be effective as provided in such Bylaw 7(c)(iii)).
(iii)Additional Information. The Company may require any Nominating Person or proposed nominee to furnish such other information as may be reasonably required by the Company or one of its representatives in good faith to determine the qualifications and eligibility of such proposed nominee to serve as a director. Such nominee, or such Nominating Person on behalf of the nominee, shall provide such other information within ten calendar days after the Company has requested such other information. The Company may request that any nominee submit to interviews (which may be conducted via virtual meeting) with the Board or any committee thereof, and such nominee shall, and the Nominating Person shall cause the nominee to, make himself or herself available for any such interviews within ten business days following the Company’s request.
(c)No Right to Have Nominees Included. A stockholder is not entitled to have its nominees included in the Company’s proxy materials solely as a result of such stockholder’s compliance with the foregoing provisions of this Bylaw 10, except to the extent required by Rule 14a-19 under the Exchange Act and other applicable requirements of state and federal law.
(d)Requirement to Attend Annual Meeting. If a stockholder does not appear at the annual meeting to present its nomination, such nomination will be disregarded (notwithstanding that proxies in respect of such nomination may have been solicited, obtained or delivered).
(a)Rule 14a-19 Compliance. If (i) any Nominating Person provides notice pursuant to Rule 14a-19(a)(1) under the Exchange Act and (ii) such Nominating Person subsequently either (A) notifies the Company that such Nominating Person no longer intends to, or is part of a group that no longer intends to, solicit proxies in support of director nominees other than the nominees of the Board or a duly authorized committee thereof in accordance with Rule 14a-19 under the Exchange Act or (B) fails to comply with the requirements of Rules 14a-19(a)(2) and (3) under the Exchange Act, then the Company shall disregard any proxies or votes solicited for the Nominating Person’s nominees, notwithstanding that proxies or votes in favor thereof may have been received by the Company. If any Nominating Person provides notice pursuant to Rule 14a-19(a)(1) under the Exchange Act, such Nominating Person shall deliver to the Secretary, no later than five business days prior to the applicable meeting, reasonable documentary evidence (as determined by the Company or one of its representatives in good faith) that the requirements of Rule 14a-19(a)(3) under the Exchange Act have been satisfied.

11.Additional Provisions Relating to the Notice of Stockholder Business and Director Nominations.
(a)Timely Notice. To be timely, a stockholder’s notice required by Bylaw 9(a) or Bylaw 10(a) must be delivered to or mailed and received by the Secretary at the principal executive offices of the Company not less than 90 nor more than 120 calendar days prior to the first anniversary of the date on which the Company held the preceding year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting is scheduled for a date more than 30 calendar days prior to or more than 30 calendar days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of the 90th calendar day prior to such annual meeting and the 10th calendar day following the day on which public disclosure of the date of such meeting is first made. In no event will a recess or adjournment of an annual meeting (or any announcement of any such recess or adjournment) commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. Notwithstanding the foregoing, in the event the number of directors to be elected to the Board at the annual meeting is increased by the Board, and there is no public announcement by the Company naming the nominees for the additional directors at least 100 calendar days prior to the first anniversary of the date on which the Company held the preceding year’s annual meeting of stockholders, a stockholder’s notice pursuant to Bylaw 10(a) will be considered timely, but only with respect to nominees for the additional directorships, if it is delivered to or mailed and received by the Secretary at the principal executive offices of the Company not later than the close of business on the tenth calendar day following the day on which such public announcement is first made by the Company.
(b)Updating Information in Notice. A stockholder providing notice of business proposed to be brought before an annual meeting pursuant to Bylaw 9 or notice of any nomination to be made at an annual meeting pursuant to Bylaw 10 must further update and supplement such notice, from time to time, if necessary, so that the information provided or required to be provided in such notice pursuant to Bylaw 9 or Bylaw 10, as applicable, is true and correct as of the record date for notice of the meeting and as of the date that is ten days prior to the meeting or any adjournment or postponement thereof. Any such update and supplement must be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Company, as promptly as practicable. For the avoidance of doubt, any information provided pursuant to this Bylaw 11(b) shall not, and shall not be deemed to, cure any deficiencies in any Proposing Person or Nominating Person’s notice, extend any applicable deadlines under these Bylaws or enable or be deemed to permit such Proposing Person or Nominating Person to amend any proposal or nomination or to submit any new or amended proposal, including by changing or adding nominees, matters, business or resolutions proposed to be brought before a meeting, except as otherwise set forth in these Bylaws. Business or a nomination proposed to be brought by a stockholder may not be brought before a meeting if such stockholder or any Proposing Person or Nominating Person, as applicable, takes action contrary to the representations made in the stockholder notice applicable to such business or nomination or if the stockholder notice applicable to such business or nomination contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading, or if after being submitted to the Company, the stockholder notice applicable to such business or nomination was not updated in accordance with these Bylaws.
(c)Determinations of Form, Effect of Noncompliance, Etc. The presiding officer of any annual meeting will, if the facts warrant, determine that a proposal was not made in accordance with the procedures prescribed by Bylaw 9 and this Bylaw 11 or that a nomination was not made in accordance with the procedures prescribed by Bylaw 10 and this Bylaw 11, and if he or she should so determine, he or she will so declare to the meeting and the defective proposal or nomination, as applicable, will be disregarded. Notwithstanding anything in these Bylaws to the contrary, unless otherwise required by applicable law: (i) no nominations shall be made or business shall be conducted at any annual meeting or special meeting except in accordance with the procedures set forth in Bylaws 9, 10 and 11, and (ii) if a Proposing Person intending to propose business or a Nominating Person intending to make nominations at an annual meeting or special meeting pursuant to Bylaws 9, 10 and 11, as applicable, does not provide the information required under Bylaws 9, 10 and 11 to the Company in accordance with the applicable timing requirements set forth in these Bylaws, or the Proposing Person or Nominating Person (or a qualified representative thereof) does not appear at the meeting to present the proposed business or nominations, such business or nominations shall not be considered, notwithstanding that proxies in respect of such business or nominations may have been received by the Company.
(d)Certain Definitions.
(i)For purposes of Bylaw 9 and Bylaw 10 and this Bylaw 11, “public disclosure” means disclosure in a press release reported by the Dow Jones News Service, Bloomberg, Associated Press or comparable national news service or in a document filed by the Company with the Securities and Exchange Commission (the “SEC”) pursuant to Exchange Act or furnished by the Company to stockholders.
(ii)For purposes of Bylaw 9 and this Bylaw 11, “Proposing Person” means (A) the stockholder providing the notice of business proposed to be brought before an annual meeting, (B) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is given, and (C) any Affiliate or Associate (each within the meaning of Rule 12b-2 under the Exchange Act) of such stockholder or beneficial owner.
(iii)For purposes of Bylaw 10 and this Bylaw 11, “Nominating Person” means (A) the stockholder providing the notice of the nomination proposed to be made at an annual meeting, (B) the beneficial owner or beneficial owners, if different, on whose behalf the notice of nomination proposed to be made at the annual meeting is given, and (C) any Affiliate or Associate (each within the meaning of Rule 12b-2 under the Exchange Act) of such stockholder or beneficial owner.
12.Record Dates.

(a)Voting Record Dates. In order that the Company may determine the stockholders entitled to notice of any meeting of stockholders, the Board may fix a record date, which will not precede the date upon which the Board resolution fixing the same is adopted and will not be more than 60 nor less than 10 calendar days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders will be at the close of business on the calendar day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the calendar day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of the stockholders will apply to any recess or adjournment of the meeting; provided, however, that the Board may fix a new record date for the determination of stockholders entitled to vote at the recessed or adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to such notice of such recessed or adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Bylaw 12(a) at the recessed or adjourned meeting.
(b)Payment Record Dates. In order that the Company may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date will not be more than 60 calendar days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose will be at the close of business on the calendar day on which the Board adopts the resolution relating thereto.
(c)Identity of Registered Holder. The Company will be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes, and will not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Company has notice thereof, except as expressly provided by applicable law.
13.Adjournments. A meeting of stockholders may be adjourned from time to time by the presiding officer of the meeting. Upon any adjourned meeting being reconvened, any business may be transacted which properly could have been transacted in the absence of such adjournment.
14.Voting List. A complete list of stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder, shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of ten days ending on the day before the meeting date, (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Company. In the event that the Company determines to make the list available on an electronic network, the Company may take reasonable steps to ensure that such information is available only to the stockholders of the Company. Except as otherwise provided by law, such list shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Bylaw 14 or to vote in person or by proxy at any meeting of the stockholders. The Company shall not be required to include electronic mail addresses or other electronic contact information on such list.
DIRECTORS
15.Function. The business and affairs of the Company will be managed under the direction of the Board.
16.Number, Election and Terms. Subject to the rights, if any, of any series of Preferred Stock to elect additional directors under circumstances specified in a Preferred Stock Designation, the authorized number of directors may be fixed from time to time only by a resolution adopted by a majority of the Whole Board. No decrease in the number of authorized directors constituting the Whole Board shall shorten the term of any incumbent director. Except as otherwise provided in the Certificate of Incorporation, subject to the rights of the holders of any series of Preferred Stock provided for or fixed pursuant to the Certificate of Incorporation (the “Preferred Stock Directors”), the directors will be divided, with respect to the time for which they severally hold office, into three (3) classes, designated Class I, Class II and Class III, as nearly equal in number as reasonably possible. The first term of office for the Class I directors will expire at the 2024 annual meeting of stockholders. The first term of office for the Class II directors will expire at the 2025 annual meeting of stockholders. The first term of office for the Class III directors shall expire at the 2026 annual meeting of stockholders. At the 2024 annual meeting of stockholders, the Class I directors will be elected for a term of office to expire at the 2027 annual meeting of stockholders. At the 2025 annual meeting of stockholders, the Class II directors will be elected for a term of office to expire at the 2028 annual meeting of stockholders. At the 2026 annual meeting of stockholders, the Class III directors will be elected for a term of office to expire at the 2028 annual meeting of stockholders. At the 2027 annual meeting of stockholders, the Class I directors will be elected for a term of office to expire at the 2028 annual meeting of stockholders. Commencing at the 2028 annual meeting of stockholders and at all subsequent annual meetings of stockholders, the Board no longer be classified under Section 141(d) of the DGCL, and all directors will be elected for a term of office to expire at the next succeeding annual meeting of stockholders. Prior to the 2028 annual meeting of stockholders, in case of any increase or decrease, from time to time, in the number of directors (other than Preferred Stock Directors), the number of directors in each class shall be apportioned as nearly equal in number as reasonably possible.
17.Vacancies and Newly Created Directorships. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional directors under circumstances specified in a Preferred Stock Designation, newly created directorships resulting from any increase in the authorized number of directors and any vacancies on the Board resulting from death, resignation, disqualification, removal or other cause may be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board, or by a sole remaining director. Any director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor is elected and qualified. Notwithstanding the foregoing, from and after the 2028 annual meeting of stockholders, any director so chosen will hold office until the next election of directors and until his or her successor shall have been duly elected and qualified or until any such director’s earlier death, resignation, removal, retirement or disqualification.
18.Removal. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional directors under circumstances specified in a Preferred Stock Designation, any director may be removed from office (a) until the 2028 annual meeting of stockholders or such other time as the Board is no longer classified under Section 141(d) of the DGCL, only for cause and only by the affirmative vote of the holders of at least 75% of the outstanding Voting Stock and (b) from and including the 2028 annual meeting of stockholders or such other time as the Board is no longer classified under Section 141(d) of the DGCL, with or without cause, by the affirmative vote of the holders of at least a majority of the outstanding Voting Stock.
19.Resignation. Any director may resign at any time upon notice given in writing or by electronic transmission to the Chairman or the Secretary. Any resignation is effective when the resignation is delivered to the Company unless the resignation specifies a later effective date or an effective date that is contingent upon the occurrence or non-occurrence of one or more specified events.
20.Regular Meetings. Regular meetings of the Board may be held immediately after the annual meeting of the stockholders and at such other time and place either within or without the State of Delaware as may from time to time be determined by the Board. Notice of regular meetings of the Board need not be given.
21.Special Meetings. Special meetings of the Board may be called by the Chairman on one day’s notice to each director by whom such notice is not waived, given in a manner permitted by Bylaw 28 or by the DGCL, and will be called by the Chairman, in like manner and on like notice, upon the request of a majority of the Whole Board. The time and place of any such special meeting shall be as specified in the notice of such meeting.
22.Quorum. At all meetings of the Board, a majority of the Whole Board will constitute a quorum for the transaction of business. Except for action to be taken by committees of the Board as provided in Bylaw 24, and except for actions required by these Bylaws or the Certificate of Incorporation to be taken by a majority of the Whole Board, the act of a majority of the directors present at any meeting at which there is a quorum will be the act of the Board. If a quorum is not present at any meeting of the Board, the directors present thereat may adjourn the meeting from time to time to another place, time, or date, without notice other than announcement at the meeting, until a quorum is present.
23.Participation in Meetings by Remote Communications. Members of the Board or any committee designated by the Board may participate in a meeting of the Board or any such committee, as the case may be, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting will constitute presence in person at the meeting.
24.Committees. The Board may designate one or more committees, each committee to consist of one or more of the directors. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board, or in these Bylaws, will have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company, and may authorize the seal of the Company to be affixed to all papers which may require it; but no such committee will have the power or authority in reference to the following matters: (a) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval or (b) making, adopting, amending or repealing any provision of these Bylaws. Unless the Board provides otherwise, each committee designated by the Board may make, alter and repeal rules and procedures for the conduct of its business. In the absence of such rules and procedures, each committee shall conduct its business in the same manner as the Board conducts its business. Any resolution of the Board establishing or directing any committee of the Board or establishing or amending the charter of any such committee may establish requirements or procedures relating to the governance and/or operation of such committee that are different from, or in addition to, those set forth in these Bylaws and, to the extent that there is any inconsistency between these Bylaws and any such resolution or charter, the terms of such resolution or charter shall be controlling.
25.Compensation. The Board may establish the compensation of directors, including without limitation compensation for membership on the Board and on committees of the Board, attendance at meetings of the Board or committees of the Board, and for other services provided to the Company or at the request of the Board.
26.Rules. The Board may adopt rules and regulations for the conduct of meetings and the oversight of the management of the affairs of the Company.
27.Chairman of the Board. The Board, by a majority vote of the Whole Board, shall elect a Chairman from among the members of the Board. The Chairman shall not be considered an officer of the Company in his or her capacity as such. The Chairman may be removed from that capacity by a majority vote of the Whole Board. The Chairman shall preside at meetings of the Board and of the stockholders of the Company and exercise and perform such other powers and duties as may from time to time be assigned to him or her by the Board or as may be prescribed by these Bylaws.  In the absence of the Chairman, such other director of the Company designated by the Chairman or by the Board shall act as chairman of any such meeting. The Chairman or the Board may appoint a Vice Chairman of the Board to exercise and perform such other powers and duties as may from time to time be assigned to him or her by the Chairman or by the Board.

NOTICES
28.Generally.
(a)Form of Notices.
(i)Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Company pursuant to applicable law or under the Certificate of Incorporation or these Bylaws may be given in writing directed to the stockholder’s mailing address (or by electronic transmission directed to the stockholder’s electronic mail address, as applicable) as it appears on the records of the Company and shall be given (A) if mailed, when the notice is deposited in the U.S. mail, postage prepaid; (B) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address; or (C) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the Company in writing or by electronic transmission of an objection to receiving notice by electronic mail or such notice is prohibited by Bylaw 28(a)(iii). A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Company.
(ii)Without limiting the manner by which notice otherwise may be given effectively to stockholders, but subject to Bylaw 28(a)(iii), any notice to stockholders given by the Company pursuant to applicable law or under the Certificate of Incorporation or these Bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice or electronic transmission to the Company. The Company may give a notice by electronic mail in accordance with Bylaw 28(a)(i) without obtaining the consent required by this Bylaw 28(a)(ii). Notice given pursuant to this Bylaw 28(a)(ii) shall be deemed given (A) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice; (B) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (1) such posting and (2) the giving of such separate notice; and (C) if by any other form of electronic transmission, when directed to the stockholder.
(iii)Notwithstanding the foregoing, a notice may not be given by an electronic transmission from and after the time that (A) the Company is unable to deliver by such electronic transmission two consecutive notices given by the Company and (B) such inability becomes known to the Secretary or an Assistant Secretary or to the transfer agent, or other person responsible for the giving of notice, provided, however, the inadvertent failure to discover such inability shall not invalidate any meeting or other action.
(iv)An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Company that notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.
(b)Notices to Directors. Notices to directors may be given by mail or courier service, telephone, electronic transmission or as otherwise may be permitted by these Bylaws.

29.Waivers. Whenever any notice is required to be given by law or under the provisions of Certificate of Incorporation or these Bylaws, a waiver thereof in writing, signed by the person entitled to such notice, or a waiver by electronic transmission by the person entitled to such notice, whether before or after the time of the event for which notice is to be given, will be deemed equivalent to such notice. Attendance of a person at a meeting will constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.
OFFICERS
30.Generally.
(a)The officers of the Company will be elected annually by the Board and will consist of a Chief Executive Officer, a President, a Secretary and a Treasurer, all of whom shall be elected at the annual meeting of the Board. The Board may also choose one or more Vice Presidents (who may be given particular designations with respect to authority, function, or seniority), one or more Assistant Secretaries, one or more Assistant Treasurers and such other officers as the Board may from time to time determine. Notwithstanding the foregoing, the Board may authorize the Chief Executive Officer to appoint any person to any office other than the Secretary or Treasurer. Any number of offices may be held by the same person. Any of the offices may be left vacant from time to time as the Board may determine. In the case of the absence or disability of any officer of the Company or for any other reason deemed sufficient by a majority of the Board, the Board may delegate the absent or disabled officer’s powers or duties to any other officer or to any director.
(b)Chief Executive Officer; President. Unless the Board has designated another person as the Company’s Chief Executive Officer, the President shall be the Chief Executive Officer of the Company. The Chief Executive Officer shall have general charge and supervision of the business of the Company subject to the direction of the Board, and shall perform all duties and have all powers that are commonly incident to the office of chief executive or that are delegated to such officer by the Board. The President shall perform such other duties and shall have such other powers as the Board or the Chief Executive Officer (if the President is not the Chief Executive Officer) may from time to time prescribe.
(c)Vice Presidents. Each Vice President shall have such powers and perform such duties as may be assigned to him or her from time to time by the Board or the Chief Executive Officer (or the President if there is no Chief Executive Officer). The Board may assign to any Vice President the title of Executive Vice President, Senior Vice President or any other title selected by the Board.
(d)Secretary; Assistant Secretary. The Secretary, or an Assistant Secretary, shall attend all sessions of the Board and all meetings of the stockholders and record all votes and the minutes of all proceedings in a minute book to be kept for that purpose, and shall perform like duties for committees when required. He or she shall give, or cause to be given, notice of all meetings of the stockholders and meetings of the Board, and shall perform such other duties as may be assigned by the Board. The Secretary, or an Assistant Secretary, shall keep in safe custody the seal of the Company and have authority to affix the seal to all documents requiring it and attest to the same.
(e)Treasurer; Assistant Treasurer. The Treasurer, or an Assistant Treasurer, shall have the custody of the corporate funds and other property of the Company, except as otherwise provided by the Board, and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board. The Treasurer, or an Assistant Treasurer, shall disburse the funds of the Company as may be ordered by the Board, taking proper vouchers for such disbursements, and whenever requested by the Board, shall render an account of all his or her transactions as treasurer and of the financial condition of the Company, and shall perform such other duties as may be assigned by the Board.
(f)Delegation of Authority. The Board may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding the provisions herein.
(g)Voting Securities Owned by the Company. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Company may be executed in the name of and on behalf of the Company by the Chief Executive Officer, the President, any Vice President or any other officer authorized to do so by the Board and any such officer may, in the name of and on behalf of the Company, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any company in which the Company may own securities and at any such meeting shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Company might have exercised and possessed if present. The Board may, by resolution, from time to time confer like powers upon any other person or persons.
(h)Chairman of the Board. The Board, by a majority vote of the Whole Board, shall elect a Chairman from among the members of the Board. The Chairman of the Board shall preside at all meetings of the stockholders and all meetings of the Board. The Chairman of the Board shall perform such other duties and may exercise such other powers as may from time to time be assigned to him or her by the Board or as may be prescribed by these Bylaws. The Chairman or the Board may appoint a Vice Chairman of the Board to exercise and perform such other powers and duties as may from time to time be assigned to him or her by the Chairman or by the Board.
31.Compensation. The compensation of all directors who are also officers and agents of the Company and the executive officers of the Company will be fixed by the Board or by a committee of the Board. The Board may fix or delegate the power to fix, the compensation of other officers and agents of the Company to an officer of the Company.
32.Succession. The officers of the Company will hold office until their successors are elected and qualified or until such officer’s earlier death, resignation or removal. Any officer may be removed at any time by the affirmative vote of a majority of the directors then in office. Any vacancy occurring in any office of the Company may be filled by the Board or by the Chairman as provided in Bylaw 30. Any officer of the Company may resign at any time by giving written notice of his or her resignation to the Chief Executive Officer, the President or the Secretary. Such resignation shall be effective upon receipt unless such notice provides that the resignation is effective at some later time or upon the occurrence of some later event.
33.Authority and Duties. Each of the officers of the Company will have such authority and will perform such duties as are customarily incident to their respective offices or as may be specified from time to time by the Board.
STOCK
34.Certificates. The Board may provide by resolution or resolutions that some or all of any or all classes or series of the stock of the Company shall be uncertificated shares. Certificates, if any, representing shares of stock of the Company will be in such form as is determined by the Board, subject to applicable legal requirements. Each such certificate shall be numbered and shall be signed by, or in the name of the Company by, the Chairman, or Chief Executive Officer or Chief Financial Officer, and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary.  Any or all of the signatures on a certificate may be a facsimile signature or electronic signature.  In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Company with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.
35.Transfer. Transfers of shares shall be made upon the books of the Company (i) only by the holder of record thereof, or by a duly authorized agent, transferee or legal representative and (ii) in the case of certificated shares, upon the surrender to the Company of the certificate or certificates for such shares.  No transfer shall be made that is inconsistent with the provisions of applicable law.
36.Lost, Stolen or Destroyed Certificates. The Secretary may direct a new certificate or certificates or uncertificated shares to be issued in place of any certificate or certificates theretofore issued by the Company alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact, satisfactory to the Secretary, by the person claiming the certificate of stock to be lost, stolen or destroyed. As a condition precedent to the issuance of a new certificate or certificates, the Secretary may require the owners of such lost, stolen or destroyed certificate or certificates to give the Company a bond in such sum and with such surety or sureties as the Secretary may direct as indemnity against any claims that may be made against the Company with respect to the certificate alleged to have been lost, stolen or destroyed or the issuance of the new certificate or uncertificated shares.

GENERAL
37.Fiscal Year. The fiscal year of the Company will end on December 31 of each calendar year or such other date as may be fixed from time to time by the Board.
38.Reliance Upon Books, Reports and Records. Each director, each member of a committee designated by the Board, and each officer of the Company will, in the performance of his or her duties, be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports, or statements presented to the Company by any of the Company’s officers or employees, or committees of the Board, or by any other person or entity as to matters the director, committee member, or officer believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company.
39.Amendments. Except as otherwise provided by law or by the Certificate of Incorporation or these Bylaws, these Bylaws or any of them may be amended in any respect or repealed at any time, either (a) at any meeting of stockholders, provided that any amendment or supplement proposed to be acted upon at any such meeting has been properly described or referred to in the notice of such meeting, or (b) by the Board, provided that no amendment adopted by the Board may vary or conflict with any amendment adopted by the stockholders in accordance with the Certificate of Incorporation and these Bylaws. Notwithstanding the foregoing and anything contained in these Bylaws to the contrary (a) until the 2028 annual meeting of stockholders, Bylaws 1, 3, 4, 7, 8, 9, 10, 11, 16, 17, 18 and 39 may not be amended or repealed by the stockholders, and no provision inconsistent therewith may be adopted by the stockholders, without the affirmative vote of the holders of at least 75% of the Voting Stock, voting together as a single class, and (b) at and after the 2028 annual meeting of stockholders, the Bylaws (including Bylaws 1, 3, 4, 7, 8, 9, 10, 11, 16, 17, 18 and 39) may not be amended or repealed by the stockholders, and no provision inconsistent therewith may be adopted by the stockholders, without the affirmative vote of the holders of at least a majority of the outstanding Voting Stock (as defined below), voting together as a single class.
40.Electronic Signatures.
(a)Except as otherwise required by the Certificate of Incorporation (including as otherwise required by any Preferred Stock Designation) or these Bylaws (including, without limitation, as otherwise required by Bylaw 40(b)), any document, including, without limitation, any consent, agreement, certificate or instrument, required by the DGCL, the Certificate of Incorporation (including any Preferred Stock Designation) or these Bylaws to be executed by any officer, director, stockholder, employee or agent of the Company may be executed using a facsimile or other form of electronic signature to the fullest extent permitted by applicable law. All other contracts, agreements, certificates or instruments to be executed on behalf of the Company may be executed using a facsimile or other form of electronic signature to the fullest extent permitted by applicable law. The terms “electronic mail,” “electronic mail address,” “electronic signature” and “electronic transmission” as used herein shall have the meanings ascribed thereto in the DGCL.

(b)Notwithstanding anything to the contrary in these Bylaws, whenever Bylaws 9, 10, or 11 require one or more persons (including a stockholder) to deliver a document or information (other than a document authorizing another person to act for a stockholder by proxy at a meeting of stockholders pursuant to Section 212 of the DGCL) to the Company or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), the Company shall not be required to accept delivery of such document or information unless the document or information is in writing exclusively (and not in an electronic transmission) and delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested. For the avoidance of doubt, the Company expressly opts out of Section 116 of the DGCL with respect to the delivery of information and documents (other than a document authorizing another person to act for a stockholder by proxy at a meeting of stockholders pursuant to Section 212 of the DGCL) to the Company required by Bylaws 9, 10, or 11.
41.Certain Defined Terms. Capitalized terms used herein and not otherwise defined have the meanings given to them in the Certificate of Incorporation.